Execution Version

SECOND AMENDMENT TO

ASSIGNMENT AGREEMENT

This SECOND AMENDMENT to ASSIGNMENT Agreement (this “Amendment”), dated as of January 23, 2017, is entered into by and among THE PRUDENTIAL INSURANCE COMPANY OF AMERICA (“PICA”), PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY (together with PICA, “Sellers”), MTBC ACQUISITION, CORP. (“Buyer”), and MEDICAL TRANSCRIPTION BILLING, CORP. (“Parent”).

RECITALS:

WHEREAS, Sellers, Buyer, and Parent are parties to that certain Assignment Agreement, dated October 3, 2016, and a certain First Amendment to Assignment Agreement, dated January 3, 2017 (together, the “Agreement”; capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement);

WHEREAS, Buyer and Parent have requested certain amendments to the Agreement; and

WHEREAS, Sellers have agreed to such amendments in accordance with and subject to the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the terms and conditions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, hereby agree as follows:

1. Amendments to the Agreement. Subpart (b) of the first sentence in Section 1 of the Agreement is hereby amended by deleting “on or before January 23, 2017” and replacing it with “on or before March 9, 2017, or such later date determined by Sellers, in their sole discretion.”

2. Miscellaneous. Sellers, Buyer, and Parent hereby confirm that the Agreement is in full force and effect according to its terms, as such terms are amended by this Amendment. All matters relating to the interpretation, construction, validity and enforcement of this Amendment shall be governed by and construed in accordance with the laws governing the Agreement in the manner set forth in the Agreement. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto. This Amendment may be executed in multiple counterparts, each of which when taken together, shall constitute one and the same instrument. Facsimile and PDF signatures shall be deemed originals.

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IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Assignment Agreement to be executed as of the date first above written.

SELLERS:

The Prudential Insurance Company of America

By:	/s/ Paul Procyk
Paul Procyk
Vice President

Prudential Retirement Insurance and Annuity Company

By: PGIM, Inc., as investment manager

By:	/s/ Paul Procyk
Paul Procyk
Vice President

Signature Page to Second Amendment to Assignment Agreement

BUYER:

MTBC Acquisition, Corp.

By:	/s/ Mahmud Haq
Mahmud Haq
CEO

PARENT:

MEDICAL TRANSCRIPTION BILLING, CORP.

By:	/s/ Stephen A. Snyder
Stephen A. Snyder
President

Signature Page to Second Amendment to Assignment Agreement